Filed Pursuant to Rule 424(b)(7)

File No. 333-148642

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED JANUARY 25, 2008)

$200,000,000

THE INTERPUBLIC GROUP OF COMPANIES, INC.

4.75% Convertible Senior Notes due 2023

and

Common Stock issuable upon conversion of the notes

This prospectus supplement supplements the prospectus dated January 25, 2008 relating to the resale by selling securityholders of our 4.75% Convertible Senior Notes due 2023 and the common stock issuable upon conversion of the notes.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

Investing in the notes or shares of our common stock involves risks. See “Risk factors” beginning on page 5 of the prospectus. See also “Cautionary statement regarding forward-looking statements” on page iii of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2008.

SELLING SECURITYHOLDERS

The following information supplements the table of selling securityholders on pages 35 and 36 of the prospectus, as such table has been previously supplemented by previous prospectus supplements. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus or an earlier prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus or such earlier prospectus supplement.

We have prepared the table below based on information received from the selling securityholders listed below on or prior to March 4, 2008. However, any or all of the notes or shares of common stock listed below may be offered for sale pursuant to the prospectus, as amended or supplemented, by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, some or all of their notes since the date as of which the information in the table is presented.

Information about the selling securityholders may change over time. Any changed information will be set forth in additional prospectus supplements to the prospectus. From time to time, additional information concerning ownership of the notes and shares of common stock may rest with holders of the notes not named in the table below and of whom we are unaware.

Name	Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock that May be Sold Hereby (1)	Percentage of Common Stock Outstanding (2)
DBAG London (3)	43,598,000	21.80%	3,510,306	*
Polygon Global Opportunities Master Fund	22,400,000	11.20%	1,803,542	*

_________________________

* Less than one percent.

(1)

Assumes conversion of all of the holder’s notes at a conversion rate of 80.5153 shares of our common stock per $1,000 principal amount of notes. This conversion rate, however, is subject to adjustment as described under “Description of the notes — Conversion rights — Conversion rate adjustments” in the prospectus. As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Fractions have been rounded down to the nearest whole share, as no fractional shares will be issued upon conversion of the notes.

(2)

Calculated based on 471,380,833 shares of common stock outstanding as of October 15, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	This selling securityholder has identified itself as an affiliate of a broker-dealer.

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